Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Jurisdiction
Guidance Software (Canada) ULC	Canada

Guidance Software Singapore Pte. Limited	Singapore

Guidance Software (Australia) Pty Limited	Australia